M A P L E S  A N D  C A L D E R

Our ref	EOL/620011/2282322/v2

Your ref

Solarfun Power Holdings Co., Ltd	Direct: +852 2971 3007
F26 BM Tower	Mobile: +852 9020 8007
218 Wusong Road	E-mail: richard.thorp@maplesandcalder.com

Shanghai 200080

People’s Republic of China

27 November 2007

Dear Sirs,

Re: Solarfun Power Holdings Co., Ltd

We have examined the Registration Statement on Form S-8 to be filed by Solarfun Power Holdings Co., Ltd, a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Company (the “Shares”)for issuance pursuant to the following Plan (the “Plan”):

–	Solarfun Power Holdings Co., Ltd 2007 Equity Incentive Plan
–	Solarfun Power Holdings Co., Ltd 2006 Share Option Plan

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Maples and Calder

MAPLES and CALDER

Maples and Calder 1504 One International Finance Centre, 1 Harbour View Street, Hong Kong Tel: 1852 2522 33 Fax, +852 2537 2955 www.maplesandcalder.com

Resident Hong Kong Partners: Christine Chang (England and Walesi), Spencer Privett (England and Wales), Richard Thorp (England and Walesi), Anne Walker (England and Walesi), Anthony Webster (England and Walesi), Greg Knowles (England and Walesi), Harriet Ungar {England and Wales) / Cayman Islands and British Virgin Islands Attorneys at Law Offices: BVI. Cayman. Dubai. Dublin. Hong Kong, Jersey,London